[Daszkal Bolton LLP Letterhead]

July 14, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

RE:	Grandparents.com, Inc.
Commission File Number 000-21537

The firm of Daszkal Bolton LLP previously was the independent registered public accounting firm (“independent auditor”) for Grandparents.com, Inc. (the “Registrant”), and reported on the consolidated financial statements of the Registrant for the years ended December 31, 2013 and 2012. We have read the statements that we understand the Registrant will include under Item 4.01 of Form 8-K it will file regarding the changes in the Registrant’s certifying accountant, and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the Registrant contained therein.

DASZKAL BOLTON LLP

For the Firm

/s/ Scott Walters

Scott A. Walters, C.P.A., P.A.

Partner